Exhibit 99.1

2016 Section 16 Officer/FLT Member Corporate Incentive Compensation Plan (CICP)

Employee Name: «Fname» «Lname»	Division: «Division»

General Purpose & Structure

This Section 16 Officer/FLT Member Corporate Incentive Compensation Plan (“Plan”) is designed to provide you with the potential for variable pay based on the achievement of annual financial and strategic business objectives of Pegasystems Inc. (“Pega”) and your individual performance. Based on your role, you are eligible for an annual Target Incentive Opportunity, which is calculated as a percentage of your actual, paid base salary for the year. The Target Incentive Opportunity for each Section 16 Officer/FLT member is determined by the Compensation Committee of the Company’s Board of Directors and is approved at the beginning of the plan year.

Corporate goals will be established by Pega’s senior management and Board of Directors or the Compensation Committee of the Board of Directors (the “Board”).

Corporate Goal Performance & Funding

The CICP must first be funded by Pega before any incentive payments are made. Funding of the CICP is based on Pega’s attainment of financial and strategic goals (the “Corporate Goals”) established by the Board. Performance against financial goals will be weighted at 70% and progress made on strategic goals will be weighted at 30%.

The CICP will be funded at the full target level if Pega attains 100% of its Corporate Goals (referred to as “Target”). Should attainment of Corporate Goals be below Target but above Threshold (which is defined as above 70% of Target), the incentive funding will be at the same actual percentage as performance against Target. Should the level of attainment of the Corporate Goals fall below Threshold, the CICP will not be funded and no incentive compensation will be paid. If the attainment of Corporate Goals is above Target, Pega will fund an enhanced incentive as determined by the Board in its discretion.

Once the Corporate funding level has been determined, the actual incentive payment will be adjusted to reflect the individual’s level of contribution to the Company’s strategic goals, as determined by the Chief Executive Officer, in his discretion.

Notwithstanding the above, the Chief Executive Officer and/or the Board reserves the right in his or its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

CICP STOCK INCENTIVE

CICP participants that are covered by the Plan for the full calendar year may elect to receive half of their incentive opportunity in restricted stock units (RSUs). If elected by an employee, the equity amount will be equal in value on the date of grant to 50% of his or her Target Incentive Opportunity, calculated from the employee’s January 2016 base salary. If base salary is in a currency other than USD, the conversion will be at the exchange rate on the close of the date of the grant.

The number of RSUs granted will be determined by dividing 50% of the employee’s annual Target Incentive Opportunity by 85% of the closing price of Pega stock price on the date of grant. The 15% discount to the closing price, which is used to calculate the number of RSUs granted, provides an additional incentive to employees to acquire Pegasystems stock.

If elected, the equity grant will occur during the open trading period following the release of the 2015 financial results (expected to be March 2016) and is subject to vest 100% on or about the Plan payout date of the following year (expected to be March 2017) for all participants.

Vesting of the RSU equity grant is issued under the 2004 Long Term Incentive Plan, as amended, and conditioned upon achieving the threshold funding of the Plan; if Threshold funding does not occur, the equity grant cannot be exercised and will expire. Vesting is also conditioned upon achieving successful individual performance, generally as evidenced by a current performance evaluation of “Meets Expectation” or higher. Vesting is also conditioned on being in a CICP eligible role for the entire year. If you elect to receive 50% of your Target Incentive Opportunity in RSUs and then switch to a non-eligible CICP role during the year, the equity grant will expire and any CICP payment will be pro-rated based on the time you were in a CICP eligible role and you will be eligible for cash payment subject to the terms of the Plan. Employees in the US, UK, Canada, Australia, Germany, the Netherlands, Spain, Hong Kong, Singapore, India, Japan, Poland, Italy, Switzerland, Thailand and Turkey are eligible to participate in the RSU election.

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For Example: An employee elects to receive 50% of his or her Target Incentive Opportunity of $10,000 in equity. On the grant date in 2016, the closing price of Pega common stock is $20.00 per share. The employee would receive a grant for 294 RSUs, which will be subject to vest 100% on the Plan payout date in 2017.

Annual CICP Target Incentive Opportunity	$10,000
Amount Eligible for 50% Election in RSUs	$5,000
Grant Date Closing Price of Pega Common Stock	$20.00
Stock Price Used for RSU Calculation	$17.00 (85% of the $20.00 grant date closing stock price)
Number of RSUs Granted	294 ($5,000 divided by $17.00 price used for calculation)

IMPORTANT: In order to receive a portion of your payment in RSUs, you must make your electronic election no later than March 1, 2016.

Pay Out

Cash payout for this Plan shall be made on or before March 15th for US employees and March 31st for non-US employees, of the subsequent year.

Pegasystems reserves the right in its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

Eligibility Guidelines

Only active, full time Section 16 Officers/FLT members are potentially eligible for this Plan. Those hired after November 1st of the Plan year will need the Chief Executive Officer’s approval to participate.

A participant whose position changes such that they become eligible for a different incentive Plan or target percentage will go onto the new plan as of the first day of the next month, on a pro-rated basis. Participants on unpaid leave during the year may be eligible for a pro-rated CICP payment based on the time actively worked during the plan year.

To receive any payments under this Plan or to vest in RSUs granted under this Plan, an employee must: A) Be actively employed by Pegasystems at the time of pay out, and B) Be an employee in good standing, which may include, but not be limited to, not being on a performance plan, performance or disciplinary probation, suspension, notice period or severance period.

Legal Provisions

This annual incentive Plan supersedes all other incentive plans for the eligible employees and will remain in effect only for the plan year indicated.

This Plan is based on the company’s current position and goals, as well as market conditions, and is subject to change. Pegasystems reserves the sole right to modify, revoke, suspend, or terminate this Plan at any time.

Unless you notify compensation@pega.com by March 1, 2016, you are affirming that you have read, understand, and accept the terms of your Plan. You agree to abide by Pegasystems’ policies, as well as the terms of your Standards Letter (or employment agreement for applicable employees outside of the United States) with Pegasystems including restrictions on competition and solicitation.

In the event of actual termination of employment for any reason prior to the incentive payment date, any incentive that has not yet been paid or vested will be forfeited. The language in this policy is not intended to create, nor is it construed to create a contract of employment with Pegasystems and any of its employees. The terms of this Plan are applicable to the extent permitted by law.

Exceptions to this Plan may only be made by the CEO, and only if done so in writing.

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Incentive Target Percentage:

At target funding, you are eligible for an annual Target Incentive Opportunity of 0 to «Plan_TI»% calculated on actual, paid base salary for the year.

Please print a copy of this 2016 CICP Plan document for your records.

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